NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2015 FOURTH QUARTER RESULTS

NEW YORK, NEW YORK (February 12, 2016) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) reported total revenue for the fiscal 2015 fourth quarter (the “2015 fourth quarter”) of $7,475,000 as compared to total revenue for the fiscal 2014 fourth quarter (the “2014 fourth quarter”) of $7,720,000. The decrease in total revenue in the 2015 fourth quarter as compared to the 2014 fourth quarter reflects a $1,557,000 decrease in revenue from property sales, substantially offset by a $1,312,000 increase in rental revenue. Griffin reported total revenue for the fiscal 2015 full year (“fiscal 2015”) of $28,088,000 as compared to total revenue for the fiscal 2014 full year (“fiscal 2014”) of $24,219,000. The increase in total revenue in fiscal 2015 as compared to fiscal 2014 reflects a $4,053,000 increase in rental revenue, partially offset by a $184,000 decrease in revenue from property sales.

Griffin’s rental revenue increased to $6,639,000 in the 2015 fourth quarter from $5,327,000 in the 2014 fourth quarter, and increased to $24,605,000 in fiscal 2015 from $20,552,000 in fiscal 2014. Profit from leasing activities (rental revenue less operating expenses of rental properties)1 increased to $4,634,000 in the 2015 fourth quarter from $3,524,000 in the 2014 fourth quarter, and increased to $16,190,000 in fiscal 2015 from $12,751,000 in fiscal 2014. The increases in rental revenue and profit from leasing activities in the 2015 fourth quarter and fiscal 2015 over the 2014 fourth quarter and fiscal 2014 are due principally to a net increase in space under lease in the 2015 fourth quarter and fiscal 2015 over the prior year.

As of November 30, 2015, Griffin had approximately 2,706,000 square feet under lease as compared to approximately 2,317,000 square feet under lease as of November 30, 2014. The net increase in space leased reflects: (a) a lease of the entire approximately 280,000 square foot industrial/warehouse building (“5220 Jaindl Boulevard”) in the Lehigh Valley of Pennsylvania that was completed at the end of the 2015 third quarter; and (b) several new leases in Griffin’s other properties aggregating approximately 191,000 square feet, primarily in New England Tradeport, Griffin’s industrial park in Windsor and East Granby, Connecticut; partially offset by (c) several leases aggregating approximately 52,000 square feet that expired and were not renewed and a lease of approximately 31,000 square feet that was terminated early. Rental revenue for 196,000 square feet of 5220 Jaindl Boulevard commenced at the start of the 2015 fourth quarter, and rental revenue on the balance of
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1 Profit from leasing activities is not a financial measure in conformity with U.S. GAAP.  It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities.  However, it should not be considered as an alternative to operating profit as a measure of operating results in accordance with U.S. GAAP.

the building will begin in fiscal 2016. Subsequent to November 30, 2015, Griffin leased the remaining approximately 102,000 square feet in another of its Lehigh Valley industrial/warehouse buildings that resulted in Griffin’s four Lehigh Valley industrial/warehouse buildings that aggregate approximately 931,000 square feet being fully leased. Griffin has started construction on an approximately 252,000 square foot Lehigh Valley industrial/warehouse building located adjacent to 5220 Jaindl Boulevard.

For the 2015 fourth quarter, Griffin reported income from continuing operations and net income of $164,000 and basic and diluted income from continuing operations and net income per share of $0.03 as compared to income from continuing operations and net income of $273,000 and basic and diluted income from continuing operations and net income per share of $0.05 for the 2014 fourth quarter. Griffin’s lower income from continuing operations and net income in the 2015 fourth quarter as compared to the 2014 fourth quarter principally reflects a lower gain from property sales (see below) along with increases in depreciation expense, general and administrative expenses and interest expense that, combined, more than offset the increase in profit from leasing activities in the 2015 fourth quarter as compared to the 2014 fourth quarter.

For fiscal 2015, Griffin reported income from continuing operations and net income of $425,000 and basic and diluted income from continuing operations and net income per share of $0.08, as compared to a loss from continuing operations of ($1,248,000) and a basic and diluted loss from continuing operations per share of ($0.24) for fiscal 2014. Griffin reported a net loss of ($1,104,000) and a basic and diluted net loss per share of ($0.21) for fiscal 2014. Griffin’s improved results from continuing operations in fiscal 2015 as compared to fiscal 2014 principally reflect the increase in profit from leasing activities, partially offset by an increase in depreciation and amortization expense and the effect of a gain in fiscal 2014 on the sale of a portion of Griffin’s investment in Centaur Media plc.

Property sales revenue in the 2015 fourth quarter and fiscal 2015 includes the recognition of previously deferred revenue of $236,000 and $2,483,000, respectively, from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the fiscal year ended November 30, 2013 (“fiscal 2013”). Under the terms of the Windsor Land Sale, Griffin and the buyer were each required to construct roadways connecting the parcel sold with existing town roads. The Windsor Land Sale is being accounted for using the percentage of completion method under which the total revenue of $8,968,000 is being recognized as total costs related to the Windsor Land Sale are incurred. Property sales revenue in the 2015 fourth quarter also includes $600,000 from the sale of a small land parcel. Fiscal 2015 property sales revenue also includes $400,000 from retaining a deposit on a land sale that did not close. The pretax gain from property sales in the 2015 fourth quarter and fiscal 2015, including the deposit retained, was $686,000 and $2,849,000, respectively. Property sales revenue in the 2014 fourth quarter and fiscal 2014 principally reflects the recognition of previously deferred revenue from the Windsor Land Sale of $1,831,000 and $3,105,000, respectively, and pretax gain of $1,408,000 and $2,358,000, respectively. From the closing of the Windsor Land Sale in fiscal 2013 through November 30, 2015, Griffin has recognized approximately $8,256,000 of the total revenue and a pretax gain of approximately $6,228,000 of the total estimated pretax gain of approximately $6,765,000 on the Windsor Land Sale. The remaining revenue and pretax gain from the Windsor Land Sale are expected to be recognized in fiscal 2016.

Griffin reported income from discontinued operations of $144,000 and basic and diluted income from discontinued operations per share of $0.03 for fiscal 2014. Griffin’s income from discontinued operations in fiscal 2014 reflected the results of the growing operation of its landscape nursery business, Imperial Nurseries, Inc., that was sold, effective January 8, 2014, to Monrovia Nursery Company, a private company grower of landscape nursery products.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, including the statements concerning the timing of the recognition of revenue and pretax gain and the estimated total pretax gain from the Windsor Land Sale are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended,		Fiscal Year Ended,
	Nov. 30, 2015	Nov. 30, 2014	Nov. 30, 2015	Nov. 30, 2014

Rental revenue	$6,639	$5,327	$24,605	$20,552
Revenue from property sales (2)	836	2,393	3,483	3,667
Total revenue	7,475	7,720	28,088	24,219

Operating expenses of rental properties	2,005	1,803	8,415	7,801
Depreciation and amortization expense	2,041	1,739	7,668	6,729
Costs related to property sales	150	479	634	803
General and administrative expenses	1,866	1,555	7,057	7,077
Total costs and expenses	6,062	5,576	23,774	22,410

Operating income	1,413	2,144	4,314	1,809

Interest expense (3)	(1,025)	(864)	(3,670)	(3,529)
Investment income	50	82	161	301
Gain on sale of common stock in Centaur Media plc	-	-	-	318
Loss on debt extinguishment	-	-	-	(51)
Income (loss) before income tax provision	438	1,362	805	(1,152)
Income tax provision	(274)	(1,089)	(380)	(96)

Income (loss) from continuing operations	164	273	425	(1,248)

Discontinued operations, net of tax:
Income from landscape nursery business, net of tax, including loss on sale of assets of $28, net of tax, in fiscal 2014	-	-	-	144

Net income (loss)	$164	$273	$425	$(1,104)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.03	$0.05	$0.08	$(0.24)
Income from discontinued operations	-	-	-	0.03
Basic net income (loss) per common share	$0.03	$0.05	$0.08	$(0.21)

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.03	$0.05	$0.08	$(0.24)
Income from discontinued operations	-	-	-	0.03
Diluted net income (loss) per common share	$0.03	$0.05	$0.08	$(0.21)

Weighted average common shares outstanding
for computation of basic per share results	5,153	5,150	5,151	5,148

Weighted average common shares outstanding
for computation of diluted per share results	5,155	5,153	5,168	5,148

(1) Profit from leasing activities:
	Fourth Quarter Ended,		Fiscal Year Ended,
	Nov. 30, 2015	Nov. 30, 2014	Nov. 30, 2015	Nov. 30, 2014
Rental revenue	$6,639	$5,327	$24,605	$20,552
Operating expenses of rental properties	2,005	1,803	8,415	7,801
Profit from leasing activities	$4,634	$3,524	$16,190	$12,751

(2) Property sales revenue in the 2015 fourth quarter and 2015 full year includes the recognition of approximately $236 and $2,483, respectively, of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the "Windsor Land Sale") that closed in fiscal 2013 and is being accounted for under the percentage of completion method. Property sales revenue in the 2014 fourth quarter and 2014 full year includes the recognition of approximately $1,831 and $3,105, respectively, of previously deferred revenue from the Windsor Land Sale. Total revenue from the Windsor Land Sale was $8,968 and the estimated total pretax gain on sale is expected to be approximately $6,765 after all costs are incurred.

(3) Interest expense is primarily for mortgages on Griffin's rental properties.